SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 14, 2013

 COLOMBIA ENERGY RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-32735	87-0567033
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

One Embarcadero Center, Suite 500, San Francisco, CA	94111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 460-1165

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.07 Submission of Matters to a Vote of Security Holders.

On March 14 2013, our stockholders acted by way of non-unanimous majority written consent action (pursuant to a solicitation of consents commenced on March 11, 2013, and in lieu of a special meeting of stockholders) to approve the amendment to the Company’s Certificate of Incorporation to effect the one-for-eight reverse split of the outstanding shares of Common Stock of the Company (with all fractional shares being rounded up to the next whole share) effective as of the close of business on April 1, 2013 with the filing of the Certificate of Amendment with the Delaware Secretary of State’s office.

The number of shares giving written consent (i.e., voting) in favor of such matter was 135,135,836 (57%); no shares were overtly “voted against” the proposal; and 101,075,935 shares (43%) either did not participate in the non-unanimous majority written consent action or did not submit their vote by March 14, 2013.

The Company is no longer soliciting votes pertaining to the items above.

Item 8.01 Other Events.

On March 15, 2013, the our board of directors resolved that on or around March 29, 2013 the Company will file a Form 15 (Certification and Notice of Termination of Registration) with the United States Securities and Exchange Commission (the "SEC") to voluntarily terminate its reporting obligations under the Securities Exchange Act of 1934, as amended.

The Form 15 will become effective 90 days after filing if there are no objections from the SEC or such shorter period as the SEC may determine. The Company's SEC reporting obligations, including the obligations to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, will be immediately suspended upon the filing of the Form 15, unless the SEC denies the effectiveness of Form 15, in which case the Company is required to file all the reports within 60 days of such denial.

The Company expects that, as a result of the Form 15 filing, its common stock will be removed from trading on the OTC Bulletin Board. Shares are anticipated being available for trading on the OTC Markets, although there can no assurances that any trading market for the Company's securities will exist after the Company has filed the Form 15, and the liquidity of such trading market may be very limited.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment of Certificate of Incorporation effective April 1, 2013
99.1	Press Release Dated March 18, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Colombia Energy Resources, Inc.

Date: March 15, 2013	By:	/s/ Edward P. Mooney
Edward P. Mooney, Interim Chief Executive Officer

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